Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in each Registration Statement on Form S-8 (No. 33-53585, 333-03265, 333-95739, 333-52452, 333-52454, 333-89532 and 333-150674) of Deluxe Corporation of our report dated February 22, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the supplemental guarantor financial statement information in Note 18, as to which the date is November 22, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated November 22, 2011.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 22, 2011